EXHIBIT NO. 3

CONSENT OF KPMG LLP, CHARTERED ACCOUNTANTS

We consent to the use of our report dated February 13, 2004 on the consolidated balance sheets of Ritchie Bros. Auctioneers Incorporated as at December 31, 2003 and 2002 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003 which appear in this Annual Report on Form 40-F.

/s/ KPMG LLP KPMG LLP
Chartered Accountants

Vancouver, Canada
February 13, 2004

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